UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESTATE OF JUAN MANUEL MEDINA

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

ZIN TRUST                                               6200                                         87-6794429

(State or other jurisdiction of(Primary Standard Industrial(I.R.S. Employer incorporation or organization)Classification Code Number)Identification No.)

C/O ZIN TRUST 19444 NW 51ST PLACE, MIAMI GARDENS, FL [33055]

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ZIN Trust

CO Private Treasury

Dept de Hacienda FDIC

Near [19444] NW [51st] PLACE

State of Florida, The United States of America – in state of Union within the Terrirory of Florida

Non-Domestic without the United States

786-340-0591

__________________________________________________________________________________________

(Name, address, including zip code, and telephone numbr, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.            ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.            ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.           ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following   box and  list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         ☐

SEC 1981 (07-24) Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the Form displays a currently valid OMB control number.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .                ☐

The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATIONS OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee
JUAN MANUEL MEDINA ( BC 109-1982-083699)	$20,000,000.00	$1.00	$20,000,000.00	$3,062.00

SECURITIES DETAILS

The class of securities mentioned herein annexed is under the Seal(s) of the State(s) of Florida, evidenced by United States of America Department of State Certificate No. 24059050-1 which is also attached to Certificate No. 10536749 and Security No. 109-1982-083699; and that such Seal(s) is/are entitled to Full Faith and Credit as stated on Certificate No. 24059050-1. Said class of Securities is accompanied with Standard Form 28- Affidavit of Individual Surety, Standard Form 1416- Payment Bond for other than Construction Contracts, and Standard Form 1418- Performance Bond for other than Construction Contracts. The Surety to the attached bonds is an instrumentality of the United States evidenced by United States Statutes At Large; Public Law 101-647- Nov 29, 1990; 104 Stat- Page 4935 § 3002(15)(c)- Instrumentality. Said Affidavit is made to induce the United States of America to accept said instrumentality as surety on the attached bond. All non-judicial records or books kept in regards to said class of securities; in any public office of any State, Territory, or Possession of the United States, or copies thereof, shall be proved or admitted in any court or office in any other State, Territory, or Possession of the United States. The Security is governed by the following United States Statutes At Larges: Sealing of instruments, Record made in regular course of business; Government records and papers; copies; State and Territorial non judicial records; full faith and credit; Concealment, Removal, or Mutilation Generally; Evidenced by United States Statutes At Large: PUBLIC LAWS– CH. 388-JULY 30,1947; 61 STAT. [H.R. 1565] [Public Law 278]- Page 636; § 114; PUBLIC LAWS–CH. 646-JUNE 25,1948; 62 STAT. [H.R. 3214] [Public Law 773]- Page(s) 945, 946, 947 §§ 1732, 1733, 1739; PUBLIC LAWS-CH. 645-JUNE 25,1948; 80TH CONG., 2D SESS. 62 STAT- Page 795, § 2071; Pub L. 101-510; June 25,1948, Ch. 645, 62 STAT 698, § 285; Amendments(s) 1994-Pub. L. 103-322.

CLASS OF SECURITIES IS A DEBT OBLIGATION OF THE UNITED STATES

Said class of securities is an Obligation or other security of the United States and that the Government obligation refers to a public debt obligation of the United States Government and an obligation whose principal and interest is unconditionally guaranteed by the United States Government. The value of said security is sufficient to protect the interest of the Government throughout the life of said registration. Considerations were given regarding possible market fluctuations prior to giving value to said security. Nothing shall affect or impair the priority of any claim of the United States against Government obligation; Evidenced by the following United States Statutes At Large and Codes of Federal Regulations: PUBLIC LAWS- CH. 645- JUNE 25, 1948; 80TH CONG., 2D SESS.. 62 STAT- Page 685; § 8; Pub. L. 97-258. Sept. 13, 1982, 96 Stat. 945: 31 CFR 225-2- Government Obligations.

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SEPARABILITY OF PROVISIONS

All provisions relating to an Act, Title, Chapter, Subchapter, or the application of such provision regarding annual, semiannual, quarterly (and so forth) filings required in order to maintain said status as a Foreign Private Issuer and or the determination of eligibility in order to be considered a Foreign Private Issuer; and information required in a prospectus relating to class and registration of securities; or any other rules, regulations, circumstances, or otherwise, which would lead to civil and/ or criminal liabilities; and/ or which would refuse, delay, or cause to be rejected and/or rescinded regarding the offer and sell, and registration of securities referencing said Foreign Company; shall be held invalid and be in violation of applicable laws mentioned herein; Consequently, said Act, Title, provisions relating to a chapter, subchapter, circumstances, or the application of such provision does not apply to said Private Treasury and Foreign Company; Evidenced by the following United States Statutes At Large: Securities Exchange Act of 1934; Separability of Provisions - June 6, 1934, Ch.. 404, Title I, § 33, 48 Stat. 905 (15 U.S. CODE § 78gg); Trust Indenture Act of 1939: Separability of Provisions- May 27, 1933, Ch. 38, Title III, § 328, as added Aug. 3, 1939, Ch. 411, 53 Stat. 1177 (15 U.S. CODE § 77bbbb); Securities Act of 1933: Separability of provisions- May 27, 1933, Ch. 38, Title I, § 26, 48 Stat. 88 (15 U.S. CODE § 77z).

SYSTEM OF PEONAGE; DEBT PEONAGE; FOREVER ABOLISHED

The system of Peonage is forever prohibited;  hence, abolished; evidenced by the following United States At Large: THIRTY-NINTH CONGRESS. SESS. II CH. 187, 188. 1867; Page 546. All communications will be monitored in order to confirm whether  or not “ serious harm “and/or “abuse or threatened abuse of law or legal process”, were utilized in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action. In addition, it is recommended that an agency, department, commission, board, or other entity of a State and the United States and/or representatives thereof as well as members of non-profit organizations review the following United States Statutes At Larges: June 25, 1948, Ch. 645, 62 Stat. 772; Pub. L. 103-322, title XXXIII, § 330016(1)(K), Sept 13, 1994, 108 Stat. 2147; Pub. L. 104-208, div. C. Title II, § 218(a), Sep. 30. 1996, 110 Stat. 3009-573; Pub. L. 106-386, div. A, § 112(a)(1), Oct. 28, 2000, 114 Stat. 1486; Pub L. 110-457, Title II, § 222(b)(1), Dec. 23, 2008, 122 Stat. 5067; Pub. L. 115-392, § 11(1)(A), Dec. 21, 2018, 132 Stat. 5255.

Under no circumstances shall the Private Treasury and Foreign Company are to be assumed or presumed to be organized, created, or an instrumentality of the United States or a State who is subjected to the Special Maritime and Territorial Jurisdiction of the United States; Consequently, no agency, department, commission, board, or other entity of a State  and the United States, other persons, or courts within the United States have the authority to control substantial decisions nor able to exercise primary supervision over the administration of the Private Treasury and Foreign Company. To think and act otherwise especially in order to cause “serious harm “and/or “abuse or threatened abuse of law or legal process”, which would be utilized in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action; would be a direct violation of the United States Statutes At Large: THIRTY- NINTH CONGRESS. SESS. II CH. 187, 188, 1867. 546; June 25, 1948,  Ch. 645. 62 Stat. 772; Pub. L. 106-386, div. A, § 112(a)(1), Oct. 28, 2000, 114 Stat. 1486; and other Public Laws relating to a system of Peonage, Debt Peonage, and so forth, All Unalienable Rights are Explicitly Reserved.

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THE UNITED STATES STATUTES AT LARGE; LITTLE AND BROWN’S EDITION OF LAWS IN SUPPORT OF PUBLIC LAWS WHICH ARE IN SUPPORT OF CLASS OF SECURITIES, REGISTRATION OF SECURITIES, AND ADDITIONAL ATTACHMENTS TO SAID CLASS OF SECURITIES

The class of securities, registration of Securities, and additional  attachments related to said registration of securities, are governed by two or more of the following United States Statute At Larges; Sealing of Instruments; record made in regular course of business; Government records and papers; Copies, State and Territorial non-judicial records; full faith and credit; Concealment, Removal, or Mutilation Generally; Evidenced by United States Statutes At Large: PUBLIC LAWS- CH. 388- JULY 30, 1947; 61 STAT. [H.R. 1565] [ Public Law 278]- Page 636; § 114; PUBLIC LAWS- CH. 646- JUNE 25, 1948; 62 STAT. [H.R. 3214] [Public Law 773] - Page(s) 945, 946, 947, §§ 1732, 1733, 1739; PUBLIC LAWS-CH. 645- JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT- Page 795, § 2071; Pub. L. 101-510; June 25, 1948, Ch. 645, 62 Stat. 698, § 285; Amendment(s) 1994- Pub L. 103-322.

The Public Law attached herein and the same is hereby, mentioned within said offering are governed by the following:

The United States Statutes At Large- PUBLIC LAWS- CH. 388- July 30, 1947; 61 STAT. [H.R. 1565] [Public Law 278]- Page 636; § 112.

“Little and Brown’s” Edition of Laws and Treaties; Admissibility in Evidence- PUBLIC LAWS- CH. 388- JULY 30, 1947; 61 STAT. [H.R. 1565][ Public Law 278] - Page 636; § 113.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States of America, in the State of union on  October 11, 2024.

(Registrant) ESTATE OF JUAN MANUEL MEDINA

By (Signature and Title)/s/ ESTATE OF JUAN MANUEL MEDINA- FOREIGN PRIVATE ISSUER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) /s/ Medina, Juan-Manuel

(Title) Private Treasury

(Date) 10/11/2024